SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 9, 2000

                          EMISPHERE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

   Delaware                         1-10615                    13-3306985
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(State or other                  (Commission                 (IRS Employer
jurisdiction of                    File No.)               Identification No.)
incorporation)

    765 Old Saw Mill River Road, Tarrytown, New York              10591
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         (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code: (914) 347-2220
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Item 5.  Other Events.
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         On March 8, 2000, we entered into a research collaboration with
Regeneron Pharmaceutical Inc. to investigate the applicability of our technology to the development of an oral form of Regeneron's protein compound candidate, Axokine. Axokine is used in the treatment of obesity and complications accompanying obesity, such as Type II diabetes.

         Under the terms of the agreement, we will collaborate with Regeneron on a research and development program that will consist of four stages. Until the completion of the second stage, Regeneron will have the right to acquire an option to enter into a license for the exclusive worldwide commercialization rights to oral products that result from the collaboration.

         Under the agreement, Regeneron will make quarterly payments to us for work we perform in connection with the collaboration. Regeneron will also make additional payments upon the exercise of its right to receive the option and upon its exercise of the option, as well as upon reaching other milestones. We could receive fees, research funding and milestone payments totaling $31 million should the product be successfully commercialized. We will also receive a royalty on sales of any oral products that result from the collaboration.

                                   Signatures
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         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 9, 2000

                                   EMISPHERE TECHNOLOGIES, INC.


                                   /s/ Charles H. Abdalian
                                   -----------------------
                                   Name:  Chalres H. Abdalian, Jr.
                                   Title: Vice President, Chief Finaicial
                                          Officer and Secretary